UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

RENTECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	84-0957421
(State of Incorporation or Organization)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, 10th Floor Los Angeles, CA	90024
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered

Reference is hereby made to the Registration Statement on Form 8-A filed by Rentech, Inc., a Colorado corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on August 5, 2011 (the “Registration Statement”) relating to the Tax Benefit Preservation Plan, dated as of August 5, 2011 (the “Original Plan”) between the Company and Computershare Trust Company, N.A., as Rights Agent. The Registration Statement is hereby incorporated herein by reference.

On August 1, 2014, the Company entered into an amendment to the Original Plan (the “Amendment”, and together with the Original Plan, the “Plan”), primarily to extend the final expiration date of the rights contained therein from August 5, 2014 to August 4, 2017, subject to shareholder approval. As a result, the rights will expire, unless earlier redeemed or exchanged by the Company or terminated, on the earliest to occur of: (i) August 4, 2017, subject to the Company’s right to extend such date, (ii) the first business day following the 2015 annual shareholder meeting, if shareholder approval of the Plan has not been obtained by that date, or (iii) at the time at which the Board determines that the Company’s net operating losses (collectively, “NOLs”) are fully utilized or no longer available under Section 382 of the Internal Revenue Code (the “Code”), or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.1 to the Company’s Form 8-K, filed with the SEC on August 1, 2014, and is incorporated herein by reference. A copy of the Original Plan and a summary of its material terms were filed with the SEC on Form 8-K on August 5, 2011 (incorporated herein by reference by Exhibit 2).

Item 2. Exhibits

1.	Amendment to Tax Benefit Preservation Plan, dated as of August 1, 2014, between Rentech, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 8-K dated August 1, 2014 of Rentech, Inc.).

2.	Tax Benefit Preservation Plan, dated as of August 5, 2011, between Rentech, Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated herein by reference to Exhibit 4.1 of the Report on Form 8-K dated August 5, 2011 of Rentech, Inc.).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: August 1, 2014	By:	/s/ Colin M. Morris
Colin M. Morris
Senior Vice President and General Counsel